EXHIBIT 99.1

IZEA Completes $12 Million Private Placement
Orlando, Florida (February 24, 2014) - IZEA, Inc. (OTCQB: IZEA), the leader in Sponsored Social, today announced the closing of its previously announced $12.0 million private placement of common stock and warrants. The round was led by Special Situations Funds with participation by IZEA board members, IZEA’s CEO and other accredited investors.

Pursuant to the terms of the private placement, the Company sold an aggregate of approximately 34.2 million shares of common stock at a price of $0.35 per share.  Investors received warrants to purchase up to approximately 17.1 million shares of common stock at an exercise price of $0.35 and warrants to purchase up to approximately 17.1 million shares of common stock at an exercise price of $0.50.  The warrants will expire 5 years from the date on which the warrants are issued.
Pursuant to the Securities Purchase Agreement, the Company is required to file a registration statement for the resale of the shares of common stock issued and issuable pursuant to the warrants.

Craig-Hallum Capital Group acted as exclusive placement agent in connection with this offering.
The securities sold in the private placement have not been registered under the Securities Act of 1933, as amended, or state securities laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission (SEC) or an applicable exemption from such registration requirements. The Company has agreed to file a registration statement with the SEC registering the resale of the shares of common stock and the shares underlying the warrants.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy these securities, nor shall there be any sale of these securities in any state or other jurisdiction in which such offer, solicitation or sale would be unlawful.

About IZEA
Founded in 2006, IZEA is the pioneer of Social Sponsorship. The company builds cloud-based marketplaces that connect brands with creators who blog, tweet, pin, and post on their behalf. Brands receive influential consumer content and engaging, shareable stories that drive awareness. Creators are compensated for their participation and partnership. For more information about IZEA, visit http://corp.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the Sponsored Social segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this release will in fact occur. Please read the full statement and disclosures here: http://corp.izea.com/safe-harbor-statement

At IZEA:

Diane Schreiber
Senior Managing Director
Sparkpr
(415) 321-1871